Exhibit 99.1

Scholastic Reports Third Quarter Results for Fiscal 2010

Narrows Earnings Guidance Toward Top of Range

Increases Free Cash Flow Outlook for Fiscal 2010

NEW YORK--(BUSINESS WIRE)--April 1, 2010--Scholastic Corporation (NASDAQ: SCHL) today reported results for the third quarter ended February 28, 2010, and revised its guidance, reflecting stronger earnings and free cash flow growth to date in fiscal 2010. For the quarter, revenue from continuing operations was $398.8 million compared to $423.6 million in the prior year period, primarily reflecting strong Harry Potter-related sales in the prior year. The third quarter is Scholastic’s second smallest revenue quarter, when it usually generates a net loss.

The Company’s loss per share from continuing operations was $0.12 in the quarter compared to a loss of $0.93 a year ago. Before one-time, mostly non-cash expenses of $0.08 and $0.83 per share, which are not included in the Company’s guidance, the loss per share from continuing operations was $0.04 versus $0.10 in the current and prior year periods, respectively. Including results from discontinued operations, the Company reported a consolidated loss per share of $0.15 in the quarter compared to a loss of $0.98 in the prior year period.

Free cash flow (as defined) in the third quarter was strong at $73.3 million, holding approximately level with the prior year period, and net debt (as defined) at quarter end decreased to $26.4 million from $279.1 million a year ago.

“Excellent performance by Scholastic Education in the third quarter, coupled with the Company’s disciplined approach to costs and the balance sheet, sustained our strong earnings and free cash flow growth. Based on these results and a solid outlook for the fourth quarter, we have narrowed our earnings guidance toward the top end of the range, and increased our outlook for free cash flow,” commented Richard Robinson, Chairman, President and Chief Executive Officer. “Successful execution and increased federal stimulus funding drove more than 30% growth in sales of educational technology, including READ 180® and related services. Though revenue in the Children’s Book segment declined relative to a challenging prior year comparison, we saw higher revenue per fair in School Book Fairs, and increased engagement among parents as we expand testing of Book Clubs’ new online ordering platform.”

Scholastic revised its outlook for fiscal 2010 earnings per diluted share from continuing operations to the range of $2.00 to $2.30, before the impact of any one-time items associated with cost reductions or non-cash, non-operating items. Free cash flow is now forecast to exceed $120 million, the top end of the Company’s previous guidance.

Third Quarter Results

Children’s Book Publishing and Distribution. Segment revenue in the quarter was $192.1 million compared to $228.7 million in the prior year period. This primarily reflected a $22.2 million decline in Trade sales relative to a year ago, when the Company published J.K. Rowling’s The Tales of Beedle the Bard. Excluding Harry Potter-related titles, Trade sales increased over the prior year, driven by continued strong sales of The 39 Clues® series as well as The Hunger Games and Catching Fire, the New York Times bestsellers by Suzanne Collins. In School Book Clubs, revenue declined 14%, reflecting the continued impact of lower sponsor numbers, initially seen in the fall, as teacher reassignments in the current school year impacted customer acquisition. In School Book Fairs, revenue declined slightly, as some schools delayed fairs into the fourth quarter because of winter weather, which also impacted Clubs. This was partially offset by a 2% rise in revenue per fair, driven by strong traffic at fair events. Segment operating income was $6.9 million in the quarter compared to $15.1 million a year ago, reflecting lower revenue.

Educational Publishing. Segment revenue in the quarter was $88.0 million, increasing significantly from $74.7 million in the prior year period. Educational technology sales rose more than 30%, on strong sales of READ 180, System 44® and related services. Sales in Scholastic’s classroom and library group held approximately level in a continued challenging market for supplemental materials. Segment operating income increased to $8.3 million from $0.9 million a year ago, as a result of the higher margin sales of educational technology, as well as cost savings in the classroom and library group.

International. Segment revenue in the quarter was $88.7 million compared to $87.3 million in the prior year period, primarily reflecting a positive foreign exchange impact of $11.5 million, partially offset by lower results in Canada. The segment operating loss for the quarter was $0.2 million, including one-time expenses associated with restructuring in the UK of $2.4 million ($0.05 per share). This compared to a loss of $13.7 million a year ago, which included a non-cash UK impairment charge of $17.0 million ($0.46 per share).

Media, Licensing and Advertising. Segment revenue in the quarter was $30.0 million compared to $32.9 million in the prior year period. The segment operating loss for the quarter was $1.5 million compared to a loss of $1.1 million a year ago. Lower year over year results reflect strong, high margin licensing and programming sales in the prior year period, partially offset by improved results in the interactive products business in the current period.

Other Financial Results

Corporate overhead in the quarter was $14.3 million compared to $23.5 million in the prior year period, primarily reflecting reductions in salary and overhead expenses in the current period, as well as $5.8 million in one-time severance a year ago. Stock-based compensation expense was $2.7 million ($0.04 per share) in the quarter compared to $2.6 million ($0.04 per share) in the prior year period. Also in the quarter, the Company recorded a non-cash loss on a minority investment of $1.5 million ($0.02 per share), which was not included in guidance.

Significantly stronger free cash flow year-to-date, driven by higher cash net income and working capital improvements, particularly in inventories, resulted in cash and cash equivalents at quarter end of $238.9 million compared to $36.2 million a year earlier. Total debt was $265.3 million, down from $315.3 million a year ago, reflecting principal payments of the Company’s amortizing term loan and repurchases of public debt. As a result, net debt at quarter end decreased to $26.4 million from $279.1 million a year ago.

As previously announced, the Company’s Board of Directors declared a quarterly cash dividend of $0.075 per share on the Company’s Class A and Common Stock for the fourth quarter of fiscal 2010. The dividend is payable on June 15, 2010 to shareholders of record as of the close of business on April 30, 2010.

As of today the Company has acquired approximately 128,000 shares of its outstanding common stock for $3.7 million under its previously announced $20 million share repurchase program. The Company currently has remaining authorization to repurchase up to $16.3 million of its common stock, from time to time as conditions allow, on the open market or in negotiated private transactions.

Year-to-Date Results

For the first nine months of fiscal 2010, revenue from continuing operations was $1,374.5 million compared to $1,353.3 million in the prior year period, primarily reflecting strong sales of educational technology, partially offset by a decline in revenue in the Children’s Book segment.

Earnings per diluted share from continuing operations in this period were $0.75 compared to a loss per share of $0.50 a year ago. Before one-time, mostly non-cash expenses of $0.83 and $0.98 per share, which are not included in the Company’s guidance, earnings per diluted share from continuing operations were $1.58 versus $0.48 in the current and prior year-to-date periods, respectively, reflecting strong education results as well as the benefit of the Company’s cost-savings plan.

Including continuing and discontinued operations, the Company reported consolidated earnings per diluted share of $0.73 in the current year, compared to a net loss per share of $1.12 a year ago.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, April 1, 2010. Richard Robinson, Scholastic’s Chairman, President and CEO, and Maureen O’Connell, Executive Vice President, CAO and CFO, will moderate the call.

The conference call and accompanying slides will be webcast and accessible at investor.scholastic.com, the Investor Relations section of Scholastic’s website. Participation by telephone will be available by dialing 877-654-5161 from within the U.S. or +1 678-894-3064 internationally. Following the call, slides from the conference call will also be posted at investor.scholastic.com.

An audio only replay of the call will be available toll-free at 800-642-1687 or, for international calls at +1 706-645-9291 and by entering access code 60587907. The recording will be available through Friday, May 14, 2010.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world’s largest publisher and distributor of children’s books and a leader in educational technology and children’s media. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children’s books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs and school-based book fairs, retail stores, schools, libraries, television networks and the Company’s Internet Site, www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	2/28/2010	2/28/2009	2/28/2010	2/28/2009

Revenues	$398.8	$423.6	$1,374.5	$1,353.3

Operating costs and expenses:
Cost of goods sold	192.7	214.6	621.0	644.4
Selling, general and administrative expenses	189.8	197.5	590.8	612.7
Bad debt expense	2.9	2.3	9.4	10.6
Depreciation and amortization	14.2	14.5	43.7	45.2
Impairment charges (1)	-	17.0	40.1	17.0
Total operating costs and expenses	399.6	445.9	1,305.0	1,329.9

Operating (loss) income	(0.8)	(22.3)	69.5	23.4

Other income (2)	-	0.3	0.9	0.3
Interest expense, net	4.0	5.7	12.2	18.6
Loss on investments (3)	1.5	13.5	1.5	13.5

(Loss) earnings from continuing operations before income taxes	(6.3)	(41.2)	56.7	(8.4)

(Benefit) provision for income taxes	(1.7)	(6.7)	29.1	10.5

(Loss) earnings from continuing operations	(4.6)	(34.5)	27.6	(18.9)

Loss from discontinued operations, net of tax (4)	(1.0)	(1.5)	(0.7)	(23.1)

Net (loss) income	($5.6)	($36.0)	$26.9	($42.0)

Basic and diluted (loss) earnings per Share of Class A and Common Stock: (5)
Basic:
(Loss) earnings from continuing operations	(0.12)	(0.93)	0.76	(0.50)
Loss from discontinued operations, net of tax	(0.03)	(0.05)	(0.02)	(0.62)
Net (loss) income	(0.15)	(0.98)	0.74	(1.12)

Diluted:
(Loss) earnings from continuing operations	(0.12)	(0.93)	0.75	(0.50)
Loss from discontinued operations, net of tax	(0.03)	(0.05)	(0.02)	(0.62)
Net (loss) income	(0.15)	(0.98)	0.73	(1.12)

Basic weighted average shares outstanding	36.6	36.9	36.5	37.5
Diluted weighted average shares outstanding	36.6	36.9	36.8	37.5

(1)	Impairment charges for the nine months ended February 28, 2010 include $36.3 in impairment charges related to the Company's decision to consolidate supplemental non-fiction and library publishing activities into the Children's Book Publishing and Distribution segment. In addition, the Company recorded $3.8 in impairment charges related to assets received in connection with the dissolution of a joint venture in the United Kingdom. In the three months ended February 28, 2009, the Company recorded a non-cash charge for impairment of goodwill in its UK business of $17.0.

(2)	Other income of $0.9 and $0.3 for the nine months ended February 28, 2010 and February 28, 2009, respectively, related to gains on the repurchase of 5% Notes on the open market.

(3)	In the three months ended February 28, 2010, the Company recorded losses on an investment in a U.S. based internet company of $1.5. In the three months ended February 28, 2009, the Company recorded non-cash losses on investments in a UK book distribution business and related entities of $13.5

(4)	The Company has closed or sold several operations during fiscal year 2008 and fiscal year 2009, and presently holds for sale other operations. All of these businesses are classified as discontinued operations in the Company’s financial statements. During the second quarter of fiscal 2010, the Company sold a non-core book distribution business.

(5)	Earnings per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED				NINE MONTHS ENDED
	2/28/2010 (1)	2/28/2009 (1)	Change		2/28/2010 (1)	2/28/2009 (1)	Change

Children's Book Publishing & Distribution (2)
Revenue
Book Clubs	$79.1	$92.1	($13.0)	(14%)	$225.7	$261.3	($35.6)	(14%)
Trade	36.0	58.2	(22.2)	(38%)	135.2	149.9	(14.7)	(10%)
Book Fairs	77.0	78.4	(1.4)	(2%)	276.2	271.5	4.7	2%
Total revenue	192.1	228.7	(36.6)	(16%)	637.1	682.7	(45.6)	(7%)
Operating income	6.9	15.1	(8.2)	(54%)	67.2	65.6	1.6	2%
Operating margin	3.6%	6.6%			10.5%	9.6%

Educational Publishing
Revenue	88.0	74.7	13.3	18%	359.3	280.8	78.5	28%
Operating income (3)	8.3	0.9	7.4	*	45.5	36.2	9.3	26%
Operating margin	9.4%	1.2%			12.7%	12.9%

International
Revenue	88.7	87.3	1.4	2%	295.2	293.4	1.8	1%
Operating (loss) income (4)	(0.2)	(13.7)	13.5	99%	12.7	(3.0)	15.7	*
Operating margin	*	*			4.3%	*

Media, Licensing and Advertising (2)
Revenue	30.0	32.9	(2.9)	(9%)	82.9	96.4	(13.5)	(14%)
Operating loss	(1.5)	(1.1)	(0.4)	(36%)	(2.6)	(1.9)	(0.7)	(37%)
Operating margin	*	*			*	*

Overhead expense	14.3	23.5	9.2	39%	53.3	73.5	20.2	27%

Operating (loss) income from continuing operations	($0.8)	($22.3)	$21.5	96%	$69.5	$23.4	$46.1	*

(1)	Results for the three and nine month periods ended February 28, 2010 and February 28, 2009 reflect continuing operations and exclude discontinued operations.

(2)	Beginning with the first quarter of fiscal year 2010, the Company classified certain revenues and operating expenses formerly included in the Media Licensing and Advertising segment to the Children’s Book Publishing and Distribution (“CBP&D”) segment. These changes include revenues and operating expenses derived from sales of media and interactive products sold through the various channels employed by the CBP&D segment. This change in reporting is consistent with changes in the Company’s internal financial reporting structure, and reflects the chief operating decision maker’s assessment of performance and asset allocation. Prior period results have been reclassified for consistency with this change in reporting structure.

(3)	The nine months ended February 28, 2010 includes an impairment charge of $36.3 or $0.59 per diluted share, in connection with the decision to consolidate supplemental non-fiction and library publishing activities into the Children’s Book Publishing and Distribution segment. This charge is included in the Educational Publishing segment.

(4)	The nine months ended February 28, 2010 includes an impairment charge of $3.8 or $0.10 per diluted share, in connection with assets acquired in connection with the dissolution of a joint venture in the UK. In the third quarter of fiscal 2010 and in the nine months ended February 28,2010,the Company recorded charges of $2.4, or $0.05 per diluted share and $4.1, or $0.09 per diluted share respectively, related to the restructuring of the UK business. The three months and nine months ended February 28, 2009 include $17.0 of intangible asset impairment charges, or $0.46 and $0.45 per share, respectively. These charges are included in the International segment.

*	Percent not meaningful.

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

	2/28/2010	2/28/2009

Continuing Operations
Cash and cash equivalents	$238.9	$36.2
Accounts receivable, net	185.7	195.5
Inventories, net	374.6	412.3
Accounts payable	126.1	131.7
Accrued royalties	60.6	60.2
Lines of credit, short-term debt and current portion of long-term debt	52.2	52.6
Long-term debt, excluding current portion	213.1	262.7
Total debt	265.3	315.3
Total capital lease obligations	56.3	58.5
Net debt (1)	26.4	279.1

Discontinued Operations
Total assets of discontinued operations	23.8	44.6
Total liabilities of discontinued operations	2.6	16.7

Total stockholders' equity	825.0	765.3

SELECTED CASH FLOW ITEMS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	2/28/2010	2/28/2009	2/28/2010	2/28/2009

Net cash provided by operating activities	$95.5	$97.4	$198.5	$34.1
Less: Additions to property, plant and equipment	11.2	9.4	28.4	32.8
Pre-publication and production costs	11.0	14.4	33.1	41.7

Free cash flow (use) (2) (3)	$73.3	$73.6	$137.0	($40.4)

(1)	Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(2)	Free cash flow is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow includes discontinued operations for the three and nine months ended February 28, 2010 and February 28, 2009.

CONTACT:
Scholastic Corporation
Investors:
Jeffrey Mathews, 212-343-6741
jmathews@scholastic.com
or
Media:
Kyle Good, 212-343-4563
kgood@scholastic.com